Exhibit 10.6
TELLURIAN INC.
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
TELLURIAN INC. AMENDED AND RESTATED 2016 OMNIBUS INCENTIVE COMPENSATION PLAN
This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is effective as of [_____] [__], 2020 (the “Grant Date”), between Tellurian Inc., a Delaware corporation (the “Company”), and [INSERT NAME] (the “Participant”).
Terms and Conditions
The Participant is hereby granted as of the Grant Date, pursuant to the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (as it may be amended and/or restated from time to time, the “Plan”), the number of Restricted Stock Units in respect of shares of the Company’s Common Stock set forth in Section 1 below. Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan and the prospectus with regard to the shares under an effective registration on Form S-8 have been delivered or made available to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and the prospectus and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.
Accordingly, the parties hereto agree as follows:
1.Grant of Restricted Stock Units. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective as of the Grant Date, the Company hereby grants to the Participant an award consisting of [_______] restricted stock units (the “Restricted Stock Units”) in respect of shares of its Common Stock (“Shares”). Such Restricted Stock Units are subject to certain vesting restrictions set forth in Section 2 hereof and, to the extent vested, shall be settled in cash, Shares, or a combination thereof, as determined in the sole discretion of the Company pursuant to Section 3 hereof.
2.Restricted Stock Units.
a.Rights as a Holder of Restricted Stock Units. The Company shall record in its books and records the number of Restricted Stock Units granted to the Participant. No Shares shall be issued to the Participant at the time the grant is made and, except as set forth in this Section 2(a), the Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including the right to vote the underlying Shares and receive dividends and other distributions paid with respect to the underlying Shares, with respect to any Restricted Stock Units, unless (and in such case, until) settled in Shares; provided, however, that, pursuant to Section 11.4 of the Plan, to the extent that the Company pays a dividend on Shares after the Grant Date, but prior to the settlement of the Restricted Stock Units, subject to and upon vesting and settlement of the Restricted Stock Units, dividend equivalents will be credited to the Participant in the form of additional Restricted Stock Units in respect of a number of Shares having a Fair Market Value equal to the fair market value of the corresponding dividend and paid in cash, Shares, or a combination thereof, as determined in the sole discretion of the Company pursuant to Section 3 hereof, at such time as the Restricted Stock Units to which such additional Restricted Stock Units relate vest and settle. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this Agreement.

b.Vesting. Subject to Sections 2(c) and 2(d) below, the Restricted Stock Units shall only vest as follows (and there shall be no proportionate or partial vesting in the periods prior to the applicable vesting date(s) and all vesting shall occur only on the applicable vesting date(s)), subject to (x) the Participant’s continued employment or other service to the Company and its Subsidiaries through the applicable vesting date and (y) the FID Date (as defined below) occurring within ten (10) years following the Grant Date:
i.One-third of the Restricted Stock Units shall vest upon the affirmative final investment decision by the Board with respect to the Driftwood LNG project (“FID”, and the date of FID, the “FID Date”);
ii.One-third of the Restricted Stock Units shall vest on the one (1)-year anniversary of the FID Date; and
iii.One-third of the Restricted Stock Units shall vest on the two (2)-year anniversary of the FID Date.
For the avoidance of doubt, to the extent that the FID Date does not occur by the ten (10)-year anniversary of the Grant Date, the Restricted Stock Units will be forfeited for no consideration on the ten (10)-year anniversary of the Grant Date.
c.Termination of Service. Except as otherwise provided in this Section 2(c) or in Section 2(d), in the event the Participant experiences a Termination of Service for any reason, the Participant shall forfeit to the Company, without compensation, any Restricted Stock Units that are unvested as of the date of such Termination of Service; provided, however, that notwithstanding the foregoing, a Termination of Service will not be deemed to occur for purposes of this Agreement if the Participant becomes an employee or other service provider of Driftwood Holdings LP and its subsidiaries (collectively, the “Partnership”) immediately following a Termination of Service with the Company or its Subsidiaries (or if the Participant becomes an employee or other service provider of the Company or its Subsidiaries immediately following a Termination of Service with the Partnership), or if the Participant’s employment or other service with the Company or its Subsidiaries is transferred, assigned or seconded to the Partnership (or if the Participant’s employment or other service with the Partnership is transferred, assigned or seconded to the Company or its Subsidiaries), it being understood that in such cases, continuous employment or other service with the Company, its Subsidiaries and/or the Partnership shall be treated as continuous service with the Company for purposes of this Agreement, and Termination of Service shall be deemed to occur upon the cessation of all employment or other service to the Company, its Subsidiaries and the Partnership.
i.In the event the Participant experiences a Termination of Service due to his or her Disability:
A.Prior to the FID Date, the Participant shall forfeit the Restricted Stock Units to the Company for no consideration; or
B.On or after the FID Date, any Restricted Stock Units that are unvested as of the date of such Termination of Service shall remain outstanding and eligible to become vested on the FID Date and subsequent anniversary(ies) of the FID Date in accordance with the schedule provided in Section 2(b), without regard to the requirement of the Participant’s continued employment or other service through such scheduled vesting date(s).

ii.In the event the Participant experiences a Termination of Service due to his or her death:
A.Prior to the FID Date, the Restricted Stock Units shall remain outstanding and eligible to become vested in full subject to and upon the FID Date, without regard to the requirement of the Participant’s continued employment or other service through such scheduled vesting date; or
B. On or after the FID Date, any Restricted Stock Units that are unvested as of the date of such Termination of Service shall vest in full as of the date of such Termination of Service.
iii.In the event the Participant experiences a Termination of Service by the Company or a Subsidiary (or the Partnership, if applicable) other than (x) for Cause (as defined below) or (y) as a result of the Participant’s death or Disability (a “Termination Without Cause”), the following terms shall apply; provided, however, that notwithstanding the foregoing, a Termination of Service shall not be deemed to be a Termination Without Cause for purposes of this Agreement if the Participant is offered a position with any entity for which continued employment or other service therewith is credited for purposes of the continued service requirement related to the vesting of the Restricted Stock Units:
A.If the Termination Without Cause occurs prior to the FID Date, the Participant shall forfeit the Restricted Stock Units to the Company for no consideration; or
B.If the Termination Without Cause occurs on or after the FID Date, then any Restricted Stock Units that are unvested as of the date of such Termination Without Cause shall not be forfeited and instead shall remain outstanding and shall become vested on the FID Date and subsequent anniversary(ies) of the FID Date in accordance with the schedule provided in Section 2(b), without regard to the requirement of the Participant’s continued employment or other service through such scheduled vesting date(s), subject to and conditioned upon (1) the Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject (the “Restrictive Covenants”) and (2) the Participant’s timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that Participant has or may have against the Company and its Affiliates and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company (the “Release”) within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Company.
C.For purposes of this Agreement, “Cause” shall have the meaning assigned to such term in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries. To the extent that the Participant is not a party to any such agreement, or there is no definition assigned to “Cause” in such agreement, “Cause” shall mean a Termination of Service resulting from

(1) the Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (2) the Participant’s gross negligence with regard to the Company or any Affiliate in respect of the Participant’s duties for the Company or any Affiliate; (3) the Participant’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (4) the Participant’s material breach of this Agreement, or any employment, consulting or similar agreement between the Participant and the Company or one of its Affiliates or material breach of any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to the Participant specifying the manner in which the agreement or policy has been materially breached; or (5) the Participant’s continued or repeated failure to perform the Participant’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Company in its sole discretion (including by reason of the Participant’s habitual absenteeism or due to the Participant’s insubordination), which failure has not been cured to the Company’s satisfaction following notice to the Participant. Whether the Participant has been terminated for Cause will be determined by the Company’s Chief Executive Officer (or his or her designee) in his or her sole discretion or, if the Participant is or is reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, by the Board in its sole discretion. To the extent the Participant is terminated as a member of the Board of the Company or any of its Affiliates, such termination for “cause” shall be determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. In addition to the foregoing, if the Participant is an employee or other service provider of the Partnership at the time of the Participant’s Termination of Service, then a termination by the Partnership for any act or omission by the Participant that, if done (or not done) with respect to the Company or an Affiliate would be grounds for “Cause” hereunder or in any applicable employment, consulting or similar agreement between the Participant and the Partnership that is then in-effect, then such Termination of Service shall be deemed to be a Termination of Service for Cause for purposes of this Agreement.
d.Change of Control. In the event that the Participant experiences a Termination Without Cause within one (1) year following a Change of Control (as defined in the Plan) while any Restricted Stock Units are outstanding and unvested, such unvested Restricted Stock Units shall fully vest as of the date of the Termination Without Cause, subject to and conditioned upon (A) the Participant’s continued compliance with the Restrictive Covenants and (B) the Participant’s timely execution and delivery (without revocation) to the Company of a Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Company.
3.Settlement. Upon becoming vested, each Restricted Stock Unit shall be settled in cash, Shares or a combination thereof, as determined by the Company in its sole discretion, as soon as administratively practicable following such applicable vesting date, and in any event not later than thirty (30) days after the date of vesting, subject to the provisions of Section 11. With respect to any portion of the Participant’s Restricted Stock Units that are settled in cash, the Company shall pay to the Participant an amount in cash equal to the product of (i) the number of such Restricted Stock Units (including any Restricted Stock Units credited thereon pursuant to Section 2(a) above, if applicable), and (ii) the Fair Market Value of a Share on the applicable vesting date. With respect to any portion of the Participant’s Restricted Stock Units that are settled in Shares, the Company shall issue to the Participant a number of Shares equal to the number of such Restricted Stock Units (including any Restricted Stock Units credited thereon pursuant to Section 2(a) above, if applicable), and deliver to the Participant any stock certificate registered in the Participant’s name evidencing such issuance, or credit to a book entry account maintained by the Company (or its designee) on behalf of the Participant, in the sole discretion of the Plan Administrator. The payment of cash or the issuance and delivery of Shares in settlement of the Restricted Stock Units shall in either case be subject to applicable tax withholding, as set forth in Section 6 below.
4.Delivery Delay; Compliance with Laws and Regulations. To the extent that the Restricted Stock Units are settled in Shares, the delivery of any certificate or book entry (as applicable) representing the Shares may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements. The Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, such issuance or delivery shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange. Moreover, the Restricted Stock Units may not be settled if such settlement, or the receipt of Shares pursuant thereto (if applicable), would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration, or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any Shares or any certificates or book entry (as applicable) for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent, or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company. If the Participant is currently a resident or is likely to become a resident in the United Kingdom at any time during the period that the Restricted Stock Units remain unvested, the Participant acknowledges and understands that the Company has the discretion to meet its delivery obligations in Shares, except as may be prohibited by law or described in this Agreement or supplementary materials.
5.Certain Legal Restrictions. The Plan, this Agreement, the granting and vesting of the Restricted Stock Units, the settlement of the Restricted Stock Units in cash or Shares, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed.
6.Withholding of Taxes.
a.The Company shall have the right to deduct from any payment to be made pursuant to this Agreement and the Plan, or to otherwise require, prior to the issuance, vesting, or settlement of any Restricted Stock Units, payment by the Participant of, any federal, state or local taxes required by law to be withheld, in accordance with Section 18.10 of the Plan.
b.To the extent that the Restricted Stock Units are settled in Shares, except as otherwise agreed in writing by the Participant and the Company or determined pursuant to the establishment by the Plan Administrator of an alternate procedure, (i) if the Participant, at the time of issuance, vesting or settlement, is an executive officer of the Company or an individual subject to Rule 16b-3, tax withholding obligations shall be effectuated by the Company withholding a number of Shares otherwise payable upon the settlement of the Restricted Stock Units (any such shares valued at Fair Market Value on the applicable date), subject to Section 18.10 of the Plan and applicable law, and (ii) if the Participant, at the time of issuance, vesting or settlement, is not an executive officer of the Company or an individual subject to Rule 16b-3, required withholding shall be implemented through the Participant executing a “sell to cover” transaction through a broker designated or approved by the Company with, in each case, the amount required to satisfy any amounts of tax referred to in Section 6(a).
c.To the extent permitted under Code Section 409A, the Company shall have the right, in its sole discretion, to accelerate the vesting and settlement of any portion of the Restricted Stock Units in its sole discretion in order to pay any income and/or employment taxes required in respect of the Restricted Stock Units prior to settlement (provided that the Participant shall have no discretion, and may not be given a direct or indirect election, with respect to whether the Company exercises such discretion to accelerate).
7.Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Plan Administrator and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
8.Restrictions on Transfer. The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock Units or any rights or interest therein, including without limitation any rights under this Agreement or any Shares payable in respect of the settlement of the Restricted Stock Units prior to settlement under Section 3 (to the extent applicable), except as permitted in the Plan or Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Restricted Stock Units or any Shares payable in respect of any Restricted Stock Units prior to settlement under Section 3 (to the extent applicable), in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
9.Recoupment Policy. The Participant acknowledges and agrees that the Restricted Stock Units and any Shares issued or amounts paid upon settlement thereof (as applicable) shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder).
10.No Right to Employment or Consultancy Service. This Agreement is not an agreement of employment or to provide consultancy services. None of this Agreement, the Plan or the grant of the Restricted Stock Units hereunder shall (a) guarantee that the Company or its Subsidiaries will employ or retain the Participant as an employee or consultant for any specific time period or (b) modify or limit in any respect the right of the Company or its Subsidiaries to terminate or modify the Participant’s employment, consultancy arrangement or compensation. Moreover, this Agreement is not intended to and does not amend any existing employment or consulting contract between the Participant and the Company or any of its Subsidiaries.
11.Section 409A. Subject to and without limitation on Section 19.3 of the Plan, it is intended that the Restricted Stock Units comply with or be exempt from Code Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If the Participant is a “specified employee” upon his or her “separation from service” (within the meaning of such terms in Code Section 409A under such definitions and procedures as established by the Company in accordance with Code Section 409A), any portion of a payment, settlement, or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Code Section 409A will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements, or other distributions that are delayed pursuant to this Section 11 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period. Notwithstanding anything in Sections 2(d) or 3 to the contrary, to the extent that the award of Restricted Stock Units hereunder (a) is subject to Code Section 409A and (b) a Change of Control would accelerate the timing of payment thereunder, the settlement of such Restricted Stock Units shall not occur until the earliest of (i) the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in the effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A(2)(A)(v), (ii) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of this Agreement and (iii) the Participant’s “separation of service” within the meaning of Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.
12.Notices. Any notice or communication given hereunder shall be in writing or by electronic means and, if in writing, shall be deemed to have been duly given: (a) when delivered in person or by electronic means; (b) three days after being sent by United States mail; or (c) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, in each case, to the appropriate party at the following address (or such other address as the party shall from time to time specify): (i) if to the Company, to Tellurian Inc. at its then current headquarters; and (ii) if to the Participant, to the address on file with the Company.
13.Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this grant of Restricted Stock Units and any other grants offered by the Company, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. The Participant further agrees that electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.
14.Unsecured Obligation. The Company’s obligation under this Agreement shall be an unfunded and unsecured promise. Participant’s right to receive the payments and benefits contemplated hereby from the Company under this Agreement shall be no greater than the right of any unsecured general creditor of the Company, and Participant shall not have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between Participant and the Company or any other person.
15.Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws which would result in the application of the laws of any other jurisdiction.
16.Successors. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The terms of this Agreement and all of the rights of the parties hereunder will be binding upon, inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
17.Waiver of Jury Trial. Each party to this Agreement, for itself and its affiliates, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective affiliates pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.
18.Construction. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement. Wherever any words are used in this Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including, without limitation.” Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.
19.Severability of Provisions. If at any time any of the provisions of this Agreement shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement, and the Company and the Participant agree that the provisions of this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.
20.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
21.Entire Agreement. This Agreement, together with the Plan, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
22.Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to, administering and maintaining Participant records; providing information to any registrars, brokers or third party administrators of the Plan; and providing information to future purchasers of the Company or the business in which the Participant works.
23.Acceptance. To accept the grant of the Restricted Stock Units, the Participant must execute and return the Agreement by [______] (the “Acceptance Deadline”). By accepting this grant, the Participant will have agreed to the terms and conditions set forth in this Agreement and the terms and conditions of the Plan. The grant of the Restricted Stock Units will be considered null and void, and acceptance thereof will be of no effect, if the Participant does not execute and return the Agreement by the Acceptance Deadline.
24.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
TELLURIAN INC.
By:
Name:
Title:
PARTICIPANT
By:
Name:

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